Free Writing Prospectus

Filed pursuant to Rule 433(f)

Registration Statement No. 333-224505

May 8, 2018

GreenSky, Inc.

Free Writing Prospectus Published or Distributed by Media

On May 2, 2018, an article was published in the American Banker that included the below statement by Nigel Morris, a director of GreenSky, Inc. GreenSky became aware of the statement on May 3, 2018.

You should consider the statement below only after carefully evaluating all of the information in the preliminary prospectus contained in the registration statement filed by GreenSky with the Securities and Exchange Commission (the “SEC”). In particular, you should carefully read the “Risk Factors” described in the preliminary prospectus. The registration statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the registration statement becoming effective and the filing of the final prospectus with the SEC.

The below statement was not intended as, and should not be considered to be, offering material with respect to the proposed offering or otherwise.

We are delighted about the possibility of a GreenSky IPO. GreenSky is one of those truly magical win-win-win companies. Merchants, consumers, and banks all terrifically benefit from this unique platform.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-936-0602.